EXHIBIT 3.6

I certify from the records of this office that PREMIER INDEMNITY ASSOCIATES, INC. is a corporation under the laws of the State of Florida, filed on August 11, 2005.

The document number of this corporation is P05000112422.

I further certify that said corporation has paid all fees due this office through December 31, 2005, and its status is active.

I further certify that said corporation has not filed Articles of Dissolution.

Given under my hand and the Great Seal of the State of Florida at Tallahassee, the Capitol, this the Twelfth day of August, 2005

I certify from the records of this office that PREMIER INDEMNITY ASSOCIATES, INC. a Florida corporation, filed on August 11, 2005, as shown by the records of this office.

The document number of this corporation is P05000112422.

Given under my hand and the Great Seal of the State of Florida at Tallahassee, the Capitol, this the Twelfth day of August, 2005

ARTICLES OF INCORPORATION

OF

PREMIER INDEMNITY ASSOCIATES, INC.

The undersigned incorporator, in order to form a corporation for the purposes hereinafter stated under and pursuant to the provisions of Chapter 607, Florida Statutes, do hereby certify as'

follows:

Article I

Name

The name of the corporation is PREMIER INDEMNITY ASSOCIATES, INC. (hereinafter the "Corporation").

Article II

Principal Office

The principal place of business and mailing address of the corporation is 2655 Ulmerton Road, #342, Clearwater, Florida 33762. The Corporation may establish and maintain the principal place of business at such other place within the State of Florida as may be determined by the Board of Directors from time to time.

Article III

Duration

The period of duration of this Corporation shall be perpetual.

Article IV

Purpose

The Corporation is organized to engage in any lawful activity for which a corporation maybe organized under Chapter 607, Florida Statutes.

Article V

Resident Agent

The name and address of the Corporation's Florida registered agent is:

John R. Dunphy.

Blank, Meenan & Smith, P.A.

204 South Monroe Street

Tallahassee, FL 32302

Article VI

Shares

The Corporation shall have the authority to issue one. hundred million (100,000,000.00) shares of common stock with a par value of $1.00 per share. No shares of stock may be issued for less than par value. Each outstanding share of stock is entitled to one (1) vote, and all outstanding shares have equal voting rights in all respects. The. holders of the outstanding shares of stock shall be entitled to receive, when and as declared by the Board of Directors, dividends payable either in cash, property, or shares of the capital of the Corporation.

Article VII

By-laws

The power to adopt, alter, amend or repeal by-laws shall be vested in the Board of Directors and Shareholders.

Article VIll

Directors

The governing body of the Corporation is styled as the Board of Directors. The number of directors of the Corporation, the qua1ifications of directors, the time and place of director elections, and the term of office of each director shall be such as from time to time shall be fixed by, or in the manner provided in, the-by-laws of the Corporation as prescribed by law.

The initial Board of Directors are:

l.)	Steve Rohde	President and Treasurer
1966 Edgecombe Road
St. Paul, MN 55116

2.)	Stephen Dick	Vice President and Secretary
305 Park Springs Road
Columbia, S. C. 29223

Article IX

Indemnification

The Corporation shall indemnify its directors, officers, and agents against liabilities arising out of their respective services and duties to the Corporation. Indemnification will be made for costs and expenses, including attorney fees, judgments and settlement payments. .

Article X

Initial Officers

The names, addresses and titles of the initial officers of the corporation are:

Steve Rohde	President and Treasurer
1966 Edgecombe Road
St. Paul, MN 55116
Stephen Dick	Vice President and Secretary
305 Park Springs Road
Columbia, S. C. 29223

Article XI

Amendments

These Articles of Incorporation may be amended: in. the manner provided by law, and may be amended without adoption at a formal meeting if all of the directors sign a written statement approved by all of the shareholders manifesting the intention that an amendment to these Articles of Incorporation be adopted.

Article XII

Incoporator

The name and address of the sole incorporator is as follows:

Gregg Barrett

106 Terrace HL

Bigfork, MT 59911

Article XIII

Transactions in Which Directors or Officers Are Interested

A.           No .contract or. other transaction between the corporation and one- or more of its directors or officers, or between the corporation and any other corporation, firm, or entity in which one or more of the corporation's directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely because of such relationship or interest, or solely because such director or directors is or are present at or participate in the meeting of the Board of Directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction, or solely because his or their votes are counted for such purposes, if:

1.     The fact of such relationship or interest is disclosed or known to the Board of Directors or the committee which authorizes or approves the contract or transaction; or

2.          The fact of such relationship or interest is disclosed or known to the shareholders of the corporation entitled to vote thereon, and they authorize or approve such contract or transaction; or

3.	The contract or transaction is fair and reasonable as to the corporation.

IN WITNESS WHEREOF, the undersigned, being the original subscribing Incorporator to the foregoing Articles of Incorporation, has executed these Articles of Incorporation on August 10, 2005.

CERTIFICATE DESIGNATING REGISTERED AGENT

AND REGISTERED OFFICE

In compliance with Florida Statutes, Sections 48.091 and 607.0501, the following is submitted:

PREMIER INDEMNITY ASSOCIATES, INC., desiring to organize as. a corporation under the laws of the State of Florida, has designated Blank, Meenan & Smith, P.A.; P.O. Box 11068,204 South Monroe Street, Tallahassee, Florida 32302-3068, as its initial registered office and has named John R. Dunphy, located at said address, as its initial Registered Agent effective August 10, 2005.

__________________________
Gregg Barrett
Incorporator
Dated as of August ____,2005

Having been named Registered Agent to accept service of process for PREMIER INDEMNITY ASSOCIATES, INC., at the place designated in this certificate, the undersigned hereby accepts said appointment and agrees to act in this capacity effective August 11, 2005, The undersigned further agrees to comply with the provisions of all statutes relating to the proper and complete performance of his duties and is familiar with and accepts the obligations of his position as Registered Agent.

John R. Dunphy

Registered Agent

August 11, 2005